Exhibit 4.13
Consent of Davies Ward Phillips & Vineberg LLP
To the Board of Directors
Fronteer Development Group Inc.
     We hereby consent to the reference to our name and opinions contained under “Certain Canadian Federal Income Tax Considerations”, “Experts” and “Legal Matters” in the Notice of Meeting and Management Information Circular of Aurora Energy Resources Inc. dated March 20, 2009 (the “Circular”) and in the registration statement on Form F-8 relating to the Circular filed by Fronteer Development Group Inc. with the United States Securities and Exchange Commission.

Dated March 20, 2009	(signed) Davies Ward Phillips & Vineberg LLP
Toronto, Canada	DAVIES WARD PHILLIPS & VINEBERG LLP